UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2009

TNS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32033	36-4430020
(Commission File Number)	(IRS Employer Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia	20191-1406
(Address of Principal Executive Offices)	(Zip Code)

(703) 453-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into Material Definitive Agreements

See “Item 2.03 - Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” for a description of the Amended and Restated Credit Agreement that Transaction Network Services, Inc., a wholly-owned subsidiary of the Company, as borrower, the Company, as a credit party, SunTrust Bank, as agent, co-administrative agent, L/C issuer and a lender, General Electric Capital Corporation, as co-administrative agent and a lender, Bank of America, N.A., as syndication agent, the other financial institutions party thereto, as lenders, SunTrust Robinson Humphrey, Inc., as joint lead arranger and sole bookrunner, and GE Capital Markets, Inc., as joint lead arranger, entered into on May 1, 2009 (the “Amended and Restated Credit Agreement”).  The Company and its subsidiaries entered into the Amended and Restated Credit Agreement to finance its previously announced acquisition of VeriSign, Inc.’s Communications Services Group (as described in Item 2.01 below), to pay fees and expenses incurred in connection with the acquisition, and to provide the Company and its subsidiaries with working capital financing and funds for other general corporate purposes.

Item 2.01          Completion of Acquisition or Disposition of Assets

On March 2, 2009, the Company, through Transaction Network Services, Inc. (the “Purchaser”), announced that it had entered into that certain Asset Purchase Agreement, dated March 2, 2009 (the “Purchase Agreement”), by and between the Purchaser and VeriSign, Inc. (the “Seller”) pursuant to which the Purchaser agreed to purchase certain assets and assume certain liabilities of the Seller’s Communications Services Group (the “Acquisition”).  A copy of the Purchase Agreement was filed previously as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on March 5, 2009.

On May 1, 2009, the Company, through the Purchaser, completed the Acquisition in accordance with the terms and conditions of the Purchase Agreement.  The initial purchase price was approximately $226 million in cash and is subject to a post-closing working capital adjustment.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On May 1, 2009, in connection with the closing of the Acquisition (as described in Item 2.01 above), the Company and the Purchaser entered into the Amended and Restated Credit Agreement which provides for up to $423.5 million of senior secured loans, including (i) a $15 million revolving credit facility (the “Revolving Credit Facility”), (ii) a fully funded term loan facility with an outstanding principal amount equal to $178.5 million (the “Existing Term Loan Facility,” and with the Revolving Credit Facility, collectively the “Existing Credit Facilities”), and (iii) a new fully funded term loan facility with an outstanding principal amount equal to $230 million (the “Acquisition Term Loan Facility,” and with the Existing Term Loan Facility, collectively the “Term Loan Facilities”; and the Acquisition Term Loan Facility with the Existing Credit Facilities, collectively the “Senior Credit Facilities”).  The Acquisition Term Loan Facility was added to the Existing Credit Facilities to finance the Acquisition.

The Revolving Credit Facility terminates and all amounts outstanding thereunder will be due and payable in full on March 28, 2013.  The final payments of all amounts outstanding under the Term Loan Facilities, plus accrued interest, will be due on March 28, 2014.

Loans (including swingline loans) under the Revolving Credit Facility may be made, and letters of credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.  The Term Loan Facilities are subject to quarterly amortization of principal in equal installments for each year following the closing in an aggregate amount equal to 7.5% in the first year, 10% in the second and third years and 12.5% in the fourth and fifth years.

Borrowings under the Senior Credit Facilities (other than swingline loans) bear interest, at the option of the Purchaser, at (i) the LIBOR rate, plus an Applicable Margin (as defined below), or (ii) the Base Rate (defined as the higher of (a) the prime rate announced by SunTrust Bank, (b) the federal funds rate plus 0.50% per annum or (c) the one-month LIBOR rate plus 1% per annum), plus an Applicable Margin.  The interest rate on swingline loans made under the Revolving Credit Facility is the Base Rate, plus an Applicable Margin.  The “Applicable Margin” means, in the case of the Term Loan Facilities, 6% per annum, in the case of LIBOR loans, and 5% per annum, in the case of Base Rate loans, and in the case of the Revolving Credit Facility, 6% per annum, in the case of LIBOR loans, and 5% per annum, in the case of Base Rate loans, provided that the rates for the Revolving Credit Facility are subject to step-downs based on the Company’s leverage ratio.  Additionally, in no event will the LIBOR rate be less than 3.5% at any time.

With respect to any loan to which the Base Rate is applicable, interest is payable on the first business day of each calendar quarter to occur while the loan is outstanding.  With respect to any loan to which the LIBOR rate is applicable, interest is payable on the last day of the LIBOR period unless the LIBOR period is greater than three months in which case interest would be payable at three month intervals and on the last day of the applicable LIBOR period.

The Revolving Credit Facility is subject to an annual commitment fee in an amount equal to between 0.375% and 0.50% per annum (based upon the Company’s leverage ratio) multiplied by the amount of funds available for borrowing under the Revolving Credit Facility.

The obligations under the Senior Credit Facilities are unconditionally and irrevocably guaranteed, subject to certain exceptions, by the Company and each existing and future direct and indirect domestic subsidiary of the Company.  In addition, the Senior Credit Facilities are secured, subject to certain exceptions, by a first priority perfected security interest in substantially all of the present and future property and assets (real and personal) of the Purchaser and each guarantor and a pledge of 100% of the Purchaser’s and each guarantor’s capital stock of their respective domestic subsidiaries and 65% of the Purchaser’s and each guarantor’s capital stock of their respective first-tier foreign subsidiaries.

The Amended and Restated Credit Agreement governing the Senior Credit Facilities contains certain (a) events of default (subject to specified grace periods) that are customary with respect to facilities of this type, including, defaults based on events of bankruptcy and insolvency, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties, and (b) restrictive covenants that are customary with respect to facilities of this type, including limitations on the incurrence of indebtedness, liens, investments, contingent obligations, restricted payments, mergers and other fundamental changes, sales of assets, sale-leaseback transactions and transactions with affiliates.  In addition, the Amended and Restated Credit Agreement requires compliance with certain financial and operating covenants, including annual limitations on capital expenditures and maintenance of a maximum leverage ratio and a minimum consolidated fixed charge coverage ratio at the end of each fiscal quarter and for the 12-month period then ended.  As of June 30, 2009, the Company is required to maintain a leverage ratio of less than 3.25 to 1.00.  The financial covenant requiring maintenance of certain leverage ratios at the end of each fiscal quarter and for the 12-month period then ended will become more restrictive over the term of the Senior Credit Facilities after the fiscal quarter ending on June 30, 2009.  The Company is required to maintain a consolidated fixed charge coverage ratio of not less than 1.20 to 1.00 as of the last day of each fiscal quarter and for the 12-month period then ended beginning with the fiscal quarter ending on June 30, 2009.

The Company is permitted to repay borrowings under the Senior Credit Facilities at any time in whole or in part without premium or penalty, provided that prepayments resulting from the refinancing of the Term Loan Facilities made during the first year after the closing with first lien debt financing containing terms similar to the terms governing the Senior Credit Facilities will be subject to a 1% prepayment premium.  The Company is required to repay loans outstanding under the Senior Credit Facilities (i) with a percentage of excess cash flow (with such percentage of excess cash flow to vary depending on the Company’s leverage ratio at the end of the year for which excess cash flow is calculated, starting in 2009, with the maximum repayment percentage set at 50% of excess cash flow) and (ii) with net proceeds in excess of $2 million from asset dispositions or sale-leaseback transactions during any fiscal year.

The foregoing description of the Amended and Restated Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.         Other Events

On May 4, 2009, the Company issued a press release announcing the closing of the Acquisition and its entry into the Amended and Restated Credit Agreement as described in Items 1.01, 2.01, and 2.03 above.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The Company intends to provide the financial statements for the periods specified in Rule 3-05(b) of Regulation S-X under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Current Report on Form 8-K.

(b) Pro Forma Financial Information

The Company intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Current Report on Form 8-K/A within the time allowed for such filings by Item 9.01(b)(2) of this Current Report on Form 8-K.

(d) Exhibits

10.1         Amended and Restated Credit Agreement, dated May 1, 2009, by and among Transaction Network Services, Inc., as borrower, TNS, Inc., as a credit party, SunTrust Bank, as agent, co-administrative agent, L/C issuer and a lender, General Electric Capital Corporation, as co-administrative agent and a lender, Bank of America, N.A., as syndication agent, the other financial institutions party thereto, as lenders, SunTrust Robinson Humphrey, Inc., as joint lead arranger and sole bookrunner, and GE Capital Markets, Inc., as joint lead arranger.

99.1         Press Release of the Company dated May 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: May 4, 2009	/s/ Henry H. Graham, Jr.
	By:	Henry H. Graham, Jr.
	Its:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1

Amended and Restated Credit Agreement, dated May 1, 2009, by and among Transaction Network Services, Inc., as borrower, TNS, Inc., as a credit party, SunTrust Bank, as agent, co-administrative agent, L/C issuer and a lender, General Electric Capital Corporation, as co-administrative agent and a lender, Bank of America, N.A., as syndication agent, the other financial institutions party thereto, as lenders, SunTrust Robinson Humphrey, Inc., as joint lead arranger and sole bookrunner, and GE Capital Markets, Inc., as joint lead arranger.

99.1	Press Release of the Company dated May 4, 2009.